SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 13, 2015

ZAGG Inc

(Exact name of registrant as specified in its charter)

Nevada	001-34528	20-2559624
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3855 South 500 West, Suite J Salt Lake City, Utah
(Address of principal executive offices)

Registrant’s telephone number, including area code: (801) 263-0699

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

Departure of Director

On July 13, 2015, Bradley J. Holiday, who has been a member of the Board of Directors of ZAGG Inc (“ZAGG” or the “Registrant”) since 2012, resigned as a director. Mr. Holiday was appointed as ZAGG’s chief financial officer (“CFO”) on June 11, 2015, at which time he resigned as chair and member of the audit committee and as a member of the nominating and governance committee. Cheryl A. Larabee, Chairperson of the Board, became audit committee chair upon Mr. Holiday’s resignation.

Appointment of New Directors

On July 13, 2015, the Board of Directors appointed Scott Stubbs, executive vice president (“EVP”) and CFO of Extra Space Storage Inc (“ESS”), to the Board of Directors. Mr. Stubbs’ appointment maintains the ZAGG board at five directors, four of whom are independent directors.

Mr. Stubbs has served as EVP and CFO of ESS since 2011, and has served as the senior vice president of finance and accounting since the company’s inception, in addition to being the corporate controller of the predecessor company beginning in December 2000. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in accountancy from Brigham Young University.

Pursuant to an agreement between the Registrant and Mr. Stubbs, the Registrant will pay annual compensation to Mr. Stubbs of $109,634 for 2015, prorated for his months of service during 2015. The 2015 compensation will be paid 53% in cash (or a prorated portion of $58,106) and 47% in restricted stock units (or a prorated portion of $51,528 worth of restricted stock units) that will vest on December 15, 2015. Pursuant to the agreement, the compensation will be reviewed annually, and historically has been set at 90% of the mean of the Company’s NASDAQ peers, as determined by an independent compensation expert. The Registrant also agreed to provide D&O insurance, and plans to enter into a separate indemnity agreement with Mr. Stubbs. The Registrant will also provide reimbursement for usual and customary expenses incurred in connection with Mr. Stubbs’ service on the Board and any of its committees.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release Dated July 13, 2015

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAGG Inc

/s/ BRADLEY J. HOLIDAY

Bradley J. Holiday

Chief Financial Officer

Date: July 15, 2015